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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                                [SPSS LOGO]
Contact: Raymond H. Panza, SPSS
312-612-2077
rpanza@spss.com

                        SPSS REVIEWS STOCK OPTION GRANTS


CHICAGO, Ill. (USA) -- July 27, 2006 --SPSS Inc. (NASDAQ: SPSS), today announced that in view of the recent media focus on stock option grants at other public companies, it has completed a detailed review of its accounting for stock option grants from the date of its initial public offering in 1993 to the present and identified unrecorded compensation expense related to stock option grants made during this period. This review focused on the accounting impact of stock option grant practices. As a result of the review, the Company has determined that certain stock compensation expense should have been recorded in certain of the years within that period given the practices described below and, accordingly, the Company will reclassify approximately $3.3 million of retained earnings to additional paid-in capital, leaving total stockholders' equity unaffected. This reclassification will be reflected in future financial statement filings. The Company considers the impact on its current period quarterly and annual financial statements to be immaterial and does not intend to restate its financial statements for any prior periods. For the five-year period ended December 31, 2005, the net adjustment to previously reported diluted earnings per share due to additional compensation expense did not exceed $0.01 per diluted share in any individual year and the net cumulative five-year impact on net income was approximately $0.1 million, less than $0.01 per diluted share.

This phase of the Company's review was conducted under the direction of the Company's Audit Committee of the Board of Directors with the assistance of outside legal counsel and FTI Consulting, outside forensic accounting experts. The internal review was initiated in late June, 2006. The review indicated in a number of instances that the actual measurement dates for stock option grants differed from the measurement dates originally used for such awards. Based on the use of revised measurement dates, aggregate non-cash compensation expense of $5.3 million ($3.3 million net of tax) should have been recorded for those awards granted during the period under review. While the accounting review has been completed, the Committee is continuing to investigate the circumstances surrounding these stock option grants. The Committee does not believe that any further accounting adjustments will be required. The Company has notified the Securities and Exchange Commission of this review.

The stock option grant practices that gave rise to the above-described expenses were discontinued prior to the Company's 2005 fiscal year. In many cases, these expenses were the result of one or more of the following practices: awarding a newly hired employee an option with a grant date backdated to the individual's date of hire, awarding


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options at the first meeting of the board of directors in a particular year
(typically in February) with a deemed grant date corresponding to the first business day in January, or granting stock options that were subject to the satisfaction of certain contingencies such as the attainment of specified financial performance targets. The option grants in question included grants to employees, officers and directors. The effect of these and other stock option grant practices resulted in stock option grants having either a higher or lower exercise price than the stock price on the date the stock option grant was completed. In those instances where the option exercise price was lower than the market price of the stock on the date the stock option grant was completed, a compensation charge should have been recognized.

ABOUT SPSS INC. SPSS Inc.
(NASDAQ: SPSS) is a leading worldwide provider of predictive analytics software and solutions. The company's offerings connect data to effective action by drawing reliable conclusions about current conditions and future events. More than 250,000 public sector, academic, and commercial customers, including 95 percent of the Fortune 1000 companies, rely on SPSS software to increase revenues, reduce costs, improve critical business processes, and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For additional information, please visit www.spss.com.

SAFE HARBOR STATEMENT
This press release contains forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by phrases such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "could," "designed," "should be" and other similar expressions which denote expectations of future events rather than statements of fact. These forward-looking statements involve factors that are subject to risks and uncertainties. These risks and uncertainties, which may not be currently ascertainable and many of which are beyond the Company's control, may cause the Company's actual results, performance or achievements to be materially different than the results, performance or achievements expressed in or implied by the forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission ("SEC"). Copies of these filings are available either on the SEC's website at www.sec.gov or from the Company's investor relations department. In light of these risks and uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained. These forward-looking statements speak only as of the date on which they are made. The Company assumes no obligation to update the forward-looking statements contained in this press release.